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[CURAGEN CORPORATION LOGO]

Contact:
Mark R. Vincent
Director of Corporate & Investor Relations mvincent@curagen.com
1-888-GENOMICS
www.curagen.com

FOR IMMEDIATE RELEASE

CuraGen Announces CG53135 Protein Demonstrates Reproducible Efficacy in Multiple
                      Models of Inflammatory Bowel Disease

            -Results Described at Digestive Disease Week Conference-

New Haven, CT - May 21, 2002 - CuraGen Corporation (NASDAQ: CRGN), an integrated, genomics-based pharmaceutical company, announced today that CG53135 (FGF-20), a novel protein discovered by CuraGen scientists, significantly reduces the severity and extent of tissue damage associated with inflammatory bowel disease in several disease models.

CuraGen's scientists will describe the role of CG53135 in disease models of IBD at the Digestive Disease Week conference on Tuesday, May 21, 2002. A complete abstract describing these results is available online at http://ddw02.agora.com/planner/displayabstract.asp?presentationid=3127.

"CuraGen's CG53135 continues to show promise as a potential therapeutic for treating IBD and new data demonstrate that CG53135 is active in models of ulcerative colitis and Crohn's disease. In addition, CG53135 was active when administered in a prophylactic or therapeutic dosing regimen. More specifically, CG53135 reduced colon inflammation, bleeding, cell loss, and edema," stated Henri Lichenstein, Ph.D., Director of Drug Development for CuraGen Corporation. "We believe CG53135's unique mechanism of action is responsible for its activity and may provide this preclinical candidate with a distinct competitive advantage over products currently under development or presently being marketed. We are actively pursuing formulations that will enable us to advance this potential therapeutic into clinical trials for IBD and other immune mediated disorders," added Dr. Lichenstein.

Background on Inflammatory Bowel Disease

IBD comprises two distinct subsets: ulcerative colitis and Crohn's disease. In 1999, approximately 1.7 million people were diagnosed with this debilitating disease. Satisfactory treatment of IBD is an unmet medical need, as existing therapeutics have not been successful in curtailing the disease and preventing surgeries. Up to 40% of all ulcerative colitis patients undergo surgery, which typically includes the removal of part of the large intestine or a full colostomy. While surgery is not curative for Crohn's disease, 75% of all patients will undergo at least one surgery in their lifetime, and up to 90% of these patients require additional surgeries. A therapeutic that can successfully treat inflammatory bowel disease can improve a patient's quality of life, while potentially saving the healthcare system millions of dollars in costs associated with invasive surgical procedures.

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CuraGen's proteins, as well as antibody and small molecule drug targets are derived from the Company's proprietary database of over 8200 pharmaceutically tractable genes and proteins. The world's existing drugs were developed based upon 350 gene-based targets. To date, CuraGen scientists have identified and are evaluating new gene-based targets that include 131 proteins, 226 antibody targets, and 261 small molecule targets. CuraGen scientists are developing a pipeline of products across four disease areas including obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. This pipeline includes a portfolio of potential protein, antibody, and small molecule therapeutics to treat previously unmet medical needs. By utilizing disease models, human clinical specimens, drug response models, large-scale data mining of proprietary sequence and pathway databases, and human genetics, CuraGen scientists have initiated 193 drug development projects. Of these projects, CuraGen scientists have identified 67 potential protein therapeutics and have advanced four as validated candidates. In the area of antibody development, CuraGen has elected 96 antibody targets with Abgenix, and is evaluating 17 fully human monoclonal antibodies as potential therapeutics. Lastly, CuraGen's understanding of the human genome and genetic basis of disease has enabled CuraGen and Bayer scientists to initiate 30 small molecule target projects and successfully complete screening against six of these targets in the areas of obesity and diabetes.

 CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen's integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop protein, antibody, and small molecule therapeutics to treat obesity and diabetes, cancer, inflammatory diseases, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT. Additional information is available at www.curagen.com.

This press release may contain forward-looking statements including statements about CG53135 showing promise as a potential therapeutic for treating inflammatory bowel disease; our belief that CG53135's unique mechanism of action is responsible for its activity and may provide this preclinical candidate with a distinct competitive advantage over products currently under development or presently being marketed; and our active pursuit of formulations that will enable us to advance this potential therapeutic into clinical trials for inflammatory bowel disease and other immune mediated disorders. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen's expectation that it will incur operating losses in the near future, the early stage of development of CuraGen's products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen's ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen's reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, CuraGen's ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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